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                                                                     EXHIBIT 8.1

                         [COOLEY GODWARD LLP LETTERHEAD]


November __, 2000



Coulter Pharmaceutical Inc.
600 Gateway Boulevard
South San Francisco, CA 94080

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger dated as of October 15, 2000 (the "Merger Agreement"), by and among Corixa Corporation, a Delaware corporation ("Corixa"), Clearwater Acquisitions Corporation, a Delaware corporation ("Merger Sub"), and Coulter Pharmaceutical Inc., a Delaware corporation ("Coulter").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Coulter in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        (a) the Merger Agreement;

        (b) the Registration Statement;

        (c) those certain tax representation letters delivered to us by Corixa, Merger Sub and Coulter pursuant to Section 6.1(f) of the Merger Agreement (the "Tax Representation Letters"); and

        (d) such other instruments and documents related to the formation, organization and operation of Corixa, Merger Sub and Coulter or to the consummation of the Merger and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such



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Coulter Pharmaceutical Inc.
November __, 2000
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documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        (b) All representations, warranties and statements made or agreed to by Corixa, Merger Sub and Coulter, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

        (c) All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

        (d) The Merger will be reported by Corixa and Coulter on their respective federal income tax returns in a manner consistent with the opinion set forth below;

        (e) The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

        (f) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification;

        (g) At all relevant times prior to and including the Effective Time,
(i) no outstanding indebtedness of Corixa, Coulter or Merger Sub has represented or will represent equity for tax purposes, (ii) no outstanding equity of Corixa, Coulter or Merger Sub has represented or will represent indebtedness for tax purposes and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents a right either to acquire Coulter's capital stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code; and

        (h) The opinion rendered by Orrick, Herrington & Sutcliffe LLP to Corixa pursuant to Section 6.1(f) of the Merger Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed and believe that the discussion of federal income tax issues contained in the Registration Statement entitled "Material U.S. Federal Income Tax Consequences," insofar as it relates to statements of law and legal conclusions, sets forth the material United States federal income tax considerations generally applicable to the Merger and is correct and accurate in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed as to any federal tax consequence of the


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Coulter Pharmaceutical Inc.
November __, 2000
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Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Coulter and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

We consent to the reference to our firm under the caption "Material U.S. Federal Income Tax Consequences" in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP




---------------------------------
Robert H. Miller